Exhibit 10.1

Description of nVent Electric plc
Management Incentive Plan

Management Incentive Plan Overview

The following text outlines the plan provisions for the Management Incentive Plan (“MIP”) for nVent Electric plc (the “Company”), which is governed by the nVent Electric plc 2018 Omnibus Incentive Plan, the terms of which will be incorporated into the MIP. The MIP provides a discretionary cash incentive opportunity for our business leaders based on current year financial performance against plan. Eligibility to participate in this plan is determined by the Compensation and Human Capital Committee (for officers) and the Executive Vice President & Chief Human Resources Officer (for all other participants) and will be communicated to participants in the first quarter of every plan year.

Performance Measures

MIP performance measures reflect the overall financial and strategic goals for the Company, support value creation for our shareholders and are aligned with our Annual Operating Plan (AOP). These performance measures are determined each year and may be different from year to year.

The calculation of results on the MIP performance measures against actual plan results of the business will periodically require certain adjustments, including, but not limited to the following:

•Acquisition pro-forma adjustments
•Foreign exchange adjustments
•Adjustments to take into account the effect of accounting changes or to achieve consistency in measuring year-over-year results
•Other adjustments as determined by the Compensation and Human Capital Committee (for officers) or the Executive Vice President & Chief Human Resources Officer (for all non-officer participants)

Weighting of Performance Measures
The opportunity and weight of each measure may vary. For officer participants, the Compensation and Human Capital Committee sets the weight for each measure based on its assessment of the Company as a whole. For non-officer participants, the Executive Vice President & Chief Human Resources Officer sets the weight for each measure.

Performance Targets and Thresholds
Specific MIP performance goals are established by the Compensation and Human Capital Committee for officer participants. The Executive Vice President & Chief Human Resources Officer establishes performance goals for all other participants. Participants will receive a separate communication outlining the performance goals for their MIP award at the target, threshold and maximum levels.

Performance levels for financial goals are measured by applying generally accepted accounting principles used by the Company in preparing its financial statements. The final MIP calculations are subject to the review and approval of the Compensation and Human Capital Committee for officer participants and by the Executive Vice President & Chief Human Resources Officer for all other participants.
Target Incentive Opportunities
The target incentive opportunities (a percentage of base salary) are assigned by job level. The total incentive target opportunity for a participant is determined by multiplying the participant’s monthly base salary in effect on December 1 by the number of eligible months and the participant’s target opportunity percentage. If the participant’s target opportunity level changes during the year, the participant’s payout calculations will be prorated for the period of time at each level. Target opportunities are determined by the Compensation and Human Capital Committee for officers and by the Executive Vice President & Chief Human Resources Officer, for all other participants.
How MIP Awards are calculated
The amount of a participant’s MIP award payout is based on the actual results measured against the target goals for each performance measure, subject to the participant’s compliance with the terms of the MIP and the Company’s discretion. Unless otherwise specified for a given year, threshold performance pays 50%, target performance pays 100%, and maximum performance pays 200% of the target incentive opportunity. The amount of the payout is interpolated between threshold, target, and maximum performance levels.

Formulas generate multipliers for actual performance that falls between pay-out ranges. Multipliers cannot exceed 200%. Achieving the threshold performance level is required before any incentive is payable for a performance measure. In addition, since the bonus is discretionary, the Company reserves the right to reduce the payout amount (including to $0) in its sole discretion.

Determination of Payouts
The Compensation and Human Capital Committee (for officers) and the Executive Vice President & Chief Human Resources Officer (for all other participants) will review and approve incentive payouts and will retain the right, in its sole discretion, to reduce or eliminate payouts that it believes are not in keeping with the objectives of the MIP.

Timing of Payouts
Incentives are normally paid out by March 15th of the year immediately following the performance year, and will be paid no later than the end of the first quarter immediately following the performance year-end, unless otherwise specified under General Provisions.

Eligibility for Payouts
Subject to compliance with applicable law, a participant must be actively employed on the date of payout to be eligible for an award, unless otherwise specified in following chart. In addition, there are certain circumstances when a participant’s payout will be pro-rated, as explained in the chart.

Change in Employment Status	Resulting Change in Participant’s Annual Bonus Award
Retirement*	A prorated annual bonus award will be paid on the regular payout date. The bonus amount will be calculated using the participant’s monthly base salary as in effect on the date of termination (if prior to December 1).
Permanent Disability or Death	A prorated annual bonus award will be paid on the regular payout date. The bonus amount will be calculated using the participant’s monthly base salary as in effect on the date of termination (if prior to December 1).
New Hires or Newly Eligible	Annual bonus awards are prorated based on length of service. The participant must be actively employed and eligible for the plan on or before December 1 (or the following business day if December 1 falls on a weekend) to be eligible.
Transfer to Another Segment / Bonus Plan	A participant’s bonus will be prorated based on the effective date of the change, provided the effective date is prior to December 1. If the effective date is after December 1, the participant’s bonus amount will be calculated based on the bonus plan in effect on December 1.
Change to Bonus Target	A participant’s bonus will be prorated based on the effective date of the change, provided the effective date is prior to December 1. If the effective date is after December 1, the participant’s bonus amount will be calculated based on the bonus plan in effect on December 1.
Leave of Absence	A participant’s bonus will be prorated to take into account the participant’s period of absence.
Voluntary Termination Followed by Rehire Within the Same Plan Year	A participant’s bonus will be prorated based on the length of service following the rehire. The participant must be actively employed and eligible for the plan on or before December 1 to be eligible. No bonus award will be paid for service prior to the rehire.
Involuntary (other than for cause**) or other Covered Termination	A prorated bonus award will be paid on the regular payout date. The bonus amount will be calculated using the participant’s monthly base salary as in effect on the date of termination (if prior to December 1).
Participants should consult their HR business partner regarding any changes in employment status not addressed above.
Pro-ration will reflect the period of time the participant was not actively working during the performance year. For this purpose, any period of vacation or other regular paid time off, such as holidays, any period a participant is on FMLA leave, and any period a participant is on short-term disability, will be treated as a period of active work.

* Whether termination is treated as a “Retirement” will be determined by the Compensation and Human Capital Committee (for officers) or the Executive Vice President & Chief Human Resources Officer (for all other participants), subject to local statutory requirements. A participant will not be considered to have retired if the participant leaves the Company to work for a competitor, provided that if the participant was employed in California or Nevada on the date immediately preceding the date of termination, this sentence does not apply to the participant.

**Cause will be determined by the Compensation and Human Capital Committee (for officers) or the Executive Vice President & Chief Human Resources Officer (for all other participants). In addition, if termination of employment is for another reason, but facts come to light after termination that would have given the company cause to terminate a participant’s employment, no bonus will be paid.

General Provisions
1.The MIP is considered an Annual Incentive Award under the nVent Electric plc 2018 Omnibus Incentive Plan. The terms of such plan is incorporated into the MIP. Capitalized terms not defined in the MIP will have the meanings given in the plan. In case of conflict, the terms of the plan and any action approved by the Compensation and Human Capital Committee (for officers) or the Executive Vice President & Chief Human Resources Officer (for all other participants) control over the terms and explanations in this MIP document.
2.This MIP document does not limit or affect in any manner or degree the normal and usual powers of management, including the right at any time to terminate the employment of any participant or remove him or her from participating in the MIP.
3.Entitlement to and payment of an incentive (regardless of the performance level achieved) is conditioned upon the participant's sustained satisfactory performance during the period for which the incentive payout is calculated.
4.No participant has any earned or vested entitlement to any incentive payout under the MIP. Any and all incentive payments are made at the sole discretion of the Compensation and Human Capital Committee (for officers) and the Executive Vice President & Chief Human Resources Officer (for all other participants), and the Company reserves the right to deny the participation of, or payout of an incentive to, a participant, at its sole discretion, with or without notice or cause.
5.The Company reserves the right to retroactively or prospectively modify or terminate the MIP, in whole or in part.
6.The Compensation and Human Capital Committee has full and complete authority to administer the MIP with respect to officer decisions. The Executive Vice President & Chief Human Resources Officer has full and complete authority to administer the MIP with respect to non-officer participants. The decisions of the Compensation and Human Capital Committee and Executive Vice President & Chief Human Resources Officer are final, conclusive and binding upon all officers and employees of the Company and its Affiliates, respectively, and on their heirs, personal representatives and assigns.
7.In the event of death, any payments due under the MIP will be paid to the participant’s estate.
8.A participant does not have the right to assign, transfer, encumber or dispose of any incentive payout under the MIP until it is paid. All payments of incentives are subject to tax and other withholdings as required by law.

9.This summary provides a brief description of the MIP. The information contained in this document is intended to be accurate for most employees. However, in some cases, certain modifications to the plan may be necessary and modifications may not be reflected in these materials. All plan provisions are subject to local-country laws and statutory requirements. Bonus awards are treated as ordinary income and subject to local-country tax laws. Questions regarding the plan should be directed to the participant’s HR Business Partner.
The MIP is discretionary in nature and may be amended or terminated by the Compensation and Human Capital Committee (for officer participants) and by the Executive Vice President & Chief Human Resources Officer (for all other participants) at any time. Payment of any bonus award is voluntary and occasional and does not create any contractual or other right to receive future payments. All decisions with respect to any or all bonus award payments will be at the sole discretion of the Company. Participation in the plan shall not create a right to further employment with a participant’s employer and shall not interfere with the ability of a participant’s employer to terminate the participant’s employment relationship at any time, with or without cause. Bonus awards are not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, redundancy, future bonus awards, long service awards, pension or retirement benefits, or similar payments.

Notwithstanding the formula described in this plan, the Company reserves the right to make appropriate adjustments in determining annual bonus awards and any payouts under the plan for individual and / or plan participants.
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